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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

June 10, 2004
Date of Report (Date of earliest event reported)

CPAC, INC.
(Exact name of registrant as specified in its charter)

New York	0-9600	16-0961040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2364 Leicester Road, Leicester, New York 14481
(Address of Principal Executive Offices and Zip Code)

(585) 382-3223
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

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Item 12.	Results of Operations and Financial Condition.

The information in this report furnished pursuant to Item 12 shall not be deemed to be "filed" for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section and shall not be deemed incorporated by reference into a filing under the Securities Act or the Exchange Act.

On June 10, 2004, CPAC, Inc. (the "Company") issued a press release announcing its quarterly cash dividend and commenting on expectations for a fourth quarter loss and impairment adjustment with final results to be released within two weeks. A copy of the full text of the press release is included below.

For Immediate Release
2364 Leicester Rd. Leicester NY, 14481 USA 585-382-3223 cpac.com		COMPANY CONTACTS: Karen G. McCulley, Mgr., Corp Comm Wendy F. Clay, VP, Admin 585-382-3223

CPAC, Inc. Announces Dividend

LEICESTER, NY - June 10, 2004 - The CPAC, Inc. (Nasdaq: CPAK) Board of Directors today declared a quarterly cash dividend in the amount of $0.07 per share, payable on June 28, 2004 to shareholders of record at the close of business on June 21, 2004.

The Company expects to report a fourth quarter loss consistent with that of the previous quarter. In addition, the Company will take an impairment adjustment for its 40% minority investment in a German company and is in the process of finalizing this adjustment and financial statement presentation. Final results will be released within two weeks.

Established in 1969, CPAC, Inc. (www.cpac.com) manages holdings in two industries. The Fuller Brands segment manufactures commercial, industrial, and household cleaning products, as well as custom brushes and personal care lines. The CPAC Imaging segment develops and markets innovative Imaging chemicals, equipment, and supplies at seven business units worldwide. Products are sold under more than 350 registered trademarks. Stock is traded under the symbol: CPAK.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: June 10, 2004		CPAC, Inc. (Registrant)
	By:	/s/ Thomas J. Weldgen
Thomas J. Weldgen Vice President Finance and Chief Financial Officer